Exhibit 99.2

VMware Announces That David N. Strohm
Has Resigned From The Board of Directors

Palo Alto, CA - October 12, 2015 -VMware, Inc. (NYSE: VMW), a leader in cloud infrastructure and business mobility, today announced that David N. Strohm resigned from the board of directors effective Tuesday, October 6, 2015. Mr. Strohm indicated that his resignation was due to increasing conflict with other business and personal obligations.

Joseph M. Tucci, chairman of VMware said, “On behalf of the board of directors, we thank Dave for his selfless service to VMware during the past eight years. Dave’s counsel and advice to all of us has been invaluable. We wish him the very best in his future endeavors.”

About VMware
VMware is a leader in cloud infrastructure and business mobility. Built on VMware's industry-leading virtualization technology, our solutions deliver a brave new model of IT that is fluid, instant and more secure. Customers can innovate faster by rapidly developing, automatically delivering and more safely consuming any application. With 2014 revenues of $6 billion, VMware has more than 500,000 customers and 75,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.